DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Consolidated Financial Statements December 31, 2024 and 2023 (With Report of Independent Auditors)

DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Table of Contents Page Report of Independent Auditors 1 Consolidated Balance Sheets — December 31, 2024 and 2023 3 Consolidated Statements of Operations — Year ended December 31, 2024 and the period from February 17, 2023 through December 31, 2023 4 Consolidated Statements of Equity — Year ended December 31, 2024 and the period from February 17, 2023 through December 31, 2023 5 Consolidated Statements of Cash Flows — Year ended December 31, 2024 and the period from February 17, 2023 through December 31, 2023 6 Notes to Consolidated Financial Statements 7

PricewaterhouseCoopers LLP, 100 East Pratt Street, Baltimore, Maryland 21202 T: (410) 783 7600, www.pwc.com/us Report of Independent Auditors To the Members of Daggett Renewable Holdco LLC Opinion We have audited the accompanying consolidated financial statements of Daggett Renewable Holdco LLC and its subsidiaries (the "Company"), which comprise the consolidated balance sheet as of December 31, 2024, and the related consolidated statements of operations, of equity and of cash flows for the year then ended, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Other Matter The consolidated financial statements of the Company as of December 31, 2023, and for the period from February 17, 2023 through December 31, 2023, were audited by other auditors whose report, dated March 28, 2024, expressed an unmodified opinion on those statements. Responsibilities of Management for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

2 Auditors' Responsibilities for the Audit of the Consolidated Financial Statements Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements. In performing an audit in accordance with US GAAS, we: • Exercise professional judgment and maintain professional skepticism throughout the audit. • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed. • Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements. • Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. PricewaterhouseCoopers LLP Baltimore, Maryland March 21, 2025

DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Consolidated Balance Sheets December 31, 2024 and 2023 (In thousands) Assets 2024 2023 Current assets: Cash $ 18,189 $ 3,641 Restricted cash 11,884 18,675 Accounts receivable – trade 4,693 5,837 Accounts receivable – affiliate — 42 Inventory 364 — Derivative instruments 6,568 5,047 Prepayments and other current assets 3,582 1,848 Total current assets 45,280 35,090 Property, plant, and equipment, net 946,482 587,625 Other assets: Intangible assets, net 307 — Right-of-use assets, net 51,994 30,661 Derivative instruments 53,899 23,060 Other non-current assets 506 142 Total other assets 106,706 53,863 Total assets $ 1,098,468 $ 676,578 Liabilities and Equity Current liabilities: Current maturities of long-term debt $ 1,656 $ 396 Accounts payable – trade 5,175 9,400 Accounts payable – affiliate 651 440 Accrued and other current liabilities 184 90 Lease liabilities (231) (298) Total current liabilities 7,435 10,028 Other liabilities: Long-term debt 365,925 214,198 Asset retirement obligations 17,743 4,267 Long-term lease liabilities 56,781 33,525 Total other liabilities 440,449 251,990 Total liabilities 447,884 262,018 Commitments and contingencies Equity: — Members’ equity 382,375 272,280 Noncontrolling interest 268,209 142,280 Total equity 650,584 414,560 Total liabilities and equity $ 1,098,468 $ 676,578 See accompanying notes to consolidated financial statements. 3

DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Consolidated Statements of Operations (In thousands) Year ended December 31, February17, through December 31, 2024 2023 Operating revenues: Total operating revenues $ 64,956 $ 13,205 Operating costs and expenses: Cost of operations 19,089 4,067 Depreciation, amortization and accretion 47,188 6,310 Total operating costs and expenses 66,277 10,377 Operating (loss) income (1,321) 2,828 Other income (expense): Interest income 1,400 2,198 Loss on debt extinguishment — (2,667) Interest expense (2,201) (4,532) Total other expense (801) (5,001) Net loss (2,122) (2,173) Less: net loss attributable to noncontrolling interest (6,876) (159,457) Net income attributable to Daggett Renewable Holdco LLC and subsidiaries $ 4,754 $ 157,284 See accompanying notes to consolidated financial statements. 4

DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES

Consolidated Statements of Equity

(In thousands)

	Daggett Solar Investment LLC Contributed deficit	HA Lighthouse LLC Contributed capital	Retained earnings	Noncontrolling interest	Total equity
Balance at February 17, 2023	$ —	$ —	$ —	$ —	$ —
Net income (loss)	—	—	157,284	(159,457)	(2,173)
Acquisition of Daggett Solar Power 3 LLC	14,219	—	—	—	14,219
Cash contributions	149,895	129,378	—	314,890	594,163
Cash distributions	(178,186)	—	—	—	(178,186)
Non-cash distributions	(310)	—	—	—	(310)
Payment of transaction costs	—	—	—	(13,153)	(13,153)
Balance at December 31, 2023	$ (14,382)	$ 129,378	$ 157,284	$ 142,280	$ 414,560
Net income (loss)	—	—	4,754	(6,876)	(2,122)
Daggett 2 net assets transferred from affiliate	23,951	106,038	—	147,184	277,173
Contribution (distribution) of purchase price adjustments	5,863	(5,863)	—	—	—
Cash distributions	(16,512)	(8,136)	—	(13,994)	(38,642)
Payment of transaction costs	—	—	—	(385)	(385)
Balance at December 31, 2024	$ (1,080)	$ 221,417	$ 162,038	$ 268,209	$ 650,584

See accompanying notes to consolidated financial statements.

5

DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands) Year ended December 31, February17, through December 31, 2024 2023 Cash flows from operating activities: Net loss $ (2,122) $ (2,173) Adjustments to reconcile net loss to net cash provided (used) by operating activities: Depreciation, amortization and accretion 47,188 6,310 Amortization of debt issuance costs 981 216 Contract amortization 46 — Loss on debt extinguishment — 2,667 Reduction in carrying amount of right-of-use assets 1,007 589 Changes in derivative instruments (15,871) (1,363) Cash provided (used) by changes in other working capital: Accounts receivable – trade 2,950 (5,837) Accounts receivable – affiliate 42 (42) Inventory (364) — Prepayments and other current assets (1,016) (2,014) Other non-current assets (110) (142) Accounts payable – trade 81 1,438 Accounts payable – affiliate (591) (96) Accrued and other current liabilities (473) (47) Operating lease liabilities 248 125 Net cash provided (used) by operating activities 31,996 (369) Cash flows from investing activities: Capital expenditures (20,632) (116,165) Payment for intangible assets (360) — Acquisition of Daggett Solar Power 3 LLC — 3,747 Transfer from affiliate 38,065 — Net cash provided (used) by investing activities 17,073 (112,418) Cash flows from financing activities: Proceeds from issuance of long-term debt — 36,126 Payments for long-term debt (1,495) (303,847) Contributions from members 5,863 279,273 Contributions from noncontrolling interests — 314,890 Distributions to members (30,511) (178,186) Distributions to noncontrolling interests (13,994) — Payment of debt issuance and transaction costs (1,175) (13,153) Net cash (used) provided by financing activities (41,312) 135,103 Net increase in cash and restricted cash 7,757 22,316 Cash and restricted cash at beginning of period 22,316 — Cash and restricted cash at end of period $ 30,073 $ 22,316 Supplemental disclosures: Interest paid, net of amount capitalized $ 16,114 $ 6,718 Non-cash investing activities: Reductions to fixed assets for revised capitalized asset retirement costs (77) (14) Increase to fixed assets for capitalized debt issuance costs — 547 Increase to fixed assets for transfer of prepaid insurance — 196 See accompanying notes to consolidated financial statements. 6

(1) Nature of Business Daggett Renewable Holdco LLC, or Daggett Renewable Holdco, and subsidiaries, or the Company, a Delaware limited liability company, is a partnership between Daggett Solar Investment LLC, a subsidiary of Clearway Energy Operating LLC, HA Lighthouse LLC, or HASI, a cash equity investor, and Clearway Renew LLC, or Clearway Renew, a direct wholly-owned subsidiary of Clearway Energy Group LLC, or Clearway Energy Group. Clearway Renew’s membership interests in Daggett Renewable Holdco are not participating interests and provide for the potential future allocation of cash in the event of excess returns on the investment by HASI. Clearway Energy Operating LLC is a wholly-owned subsidiary of Clearway Energy LLC, which is owned by Clearway Energy, Inc. and Clearway Energy Group. Clearway Energy Group is equally owned by Global Infrastructure Partners, which is an indirect subsidiary of BlackRock, Inc., and TotalEnergies SE. As of December 31, 2024, Clearway Energy, Inc., through its ownership of Class A and Class C common stock, had a 58.10% economic interest in Clearway Energy LLC, while Clearway Energy Group, through its ownership of Class B and Class D common stock, had a 54.91% voting interest in Clearway Energy, Inc. and a 41.90% economic interest in Clearway Energy LLC. A description of the Company’s solar and battery energy storage system, or BESS, facilities portfolio is set forth below: Daggett Solar Power 3 Daggett Solar Power 3, LLC, or Daggett Solar Power 3, is directly owned by the Company’s indirect subsidiary, Daggett TE Holdco LLC, or Daggett TE Holdco, a tax equity arrangement between Daggett Class B LLC, or Daggett Class B, and a tax equity investor, JPM Capital Corporation, or JPM Capital. Daggett Solar Power 3 owns and operates a 300-megawatt, or MW, solar photovoltaic, or PV, power generating facility and a BESS with 149 MW of capacity located in San Bernardino, California, collectively referred to as the Daggett Solar Power 3 Facility. On February 17, 2023, through its consolidated subsidiaries (shown in the diagram below), Daggett Renewable Holdco acquired Daggett Solar Power 3. See note 3, Acquisition, for further information about the acquisition. Concurrently with the acquisition on February 17, 2023, in accordance with the Equity Capital Contribution Agreement, or ECCA, between the members, JPM Capital made its initial tax equity contribution of $62.4 million, distributed and held in an escrow account by Daggett Class B, and acquired the Class A membership interests in Daggett TE Holdco, whereas Daggett Class B retained the Class B membership interests. On December 1, 2023, JPM Capital made an additional contribution of $252.5 million upon the Daggett Solar Power 3 Facility reaching substantial completion. Tax equity proceeds were used for the repayment of the debt acquired in the acquisition and transaction expenses as described further in note 7, Long-Term Debt. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 7

Also on February 17, 2023, Daggett Solar Investment LLC acquired the Class A membership interests in Daggett TargetCo LLC, or Daggett TargetCo, for cash consideration of $20.5 million and HASI acquired the Class B membership interests in Daggett TargetCo for cash consideration of $129.4 million from Clearway Renew. Daggett Solar Investment LLC and HASI then contributed their Class A and B membership interests, respectively, into Daggett Renewable Holdco, that consolidates Daggett TargetCo. Daggett TargetCo consolidates, through its wholly-owned subsidiary Daggett Class B LLC, or Daggett Class B, as primary beneficiary, Daggett TE Holdco LLC, or Daggett TE Holdco, a tax equity fund that indirectly owns Daggett Solar Power 3, as further described in note 9, Variable Interest Entities. Daggett Solar Power 2 Effective January 1, 2024, Daggett 2 TargetCo LLC, or Daggett 2 TargetCo, a separate partnership amongst the same members and another consolidated subsidiary of Daggett Solar Investment LLC, consolidates into Daggett Renewable Holdco, pursuant to a Contribution Agreement, dated February 13, 2024. The members contributed 100% of their respective membership interests of Daggett 2 TargetCo to Daggett Renewable Holdco. Daggett 2 Class B LLC, or Daggett 2 Class B, is a wholly-owned subsidiary of Daggett 2 TargetCo. Daggett 2 Class B owns 100% of the Class B membership interests of Daggett 2 TE Holdco LLC, or Daggett 2 TE Holdco. A tax equity investor, BAL Investment & Advisory, LLC, or BofA, owns 100% of the Class A membership interests of Daggett 2 TE Holdco. Daggett 2 TargetCo consolidates, through Daggett 2 Class B, as primary beneficiary, Daggett 2 TE Holdco, a tax equity fund that indirectly owns Daggett Solar Power 2 LLC, or Daggett Solar Power 2, as further described in note 9, Variable Interest Entities. Daggett Solar Power 2 owns and operates a 182-MW, solar PV power generating facility, and a BESS with 131 MW of capacity located in San Bernardino, California, collectively referred to as the Daggett Solar Power 2 Facility. The assets and liabilities transferred to the Company relate to interests under common control by Clearway Energy Group and were recorded at historical cost in accordance with ASC 805-50, Business Combinations - Related Issues. This was concluded to be an asset acquisition and the Company consolidates Daggett 2 TargetCo on a prospective basis in its consolidated financial statements. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 8

The following is a summary of the assets and liabilities transferred to the Company as of January 1, 2024 (in thousands): Assets: Cash and restricted cash (a) $ 38,065 Property, plant and equipment, net 400,284 Right-of-use assets, net 22,340 Derivative assets 16,489 Other current and non-current assets 2,824 Total assets 480,002 Liabilities: Long-term debt, net 153,906 Lease liabilities 23,075 Other current and non-current liabilities 25,848 Total liabilities 202,829 Less: noncontrolling interests 147,184 Net assets transferred $ 129,989 (a) On December 18, 2024, $13.0 million of the final completion reserve funded by the tax equity investor was distributed to Clearway Energy Group and included in cash distributions on the consolidated statements of equity. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 9

The diagram below represents a summarized structure of the Company as of December 31, 2024: DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 10

A summary of the major agreements entered into by the Company is set forth below: (a) Power Purchase Agreements and Long-Term Resource Adequacy Agreements Daggett Solar Power 3 and Daggett Solar Power 2 are contracted under the following power purchase agreements, or PPAs, and long-term resource adequacy agreements to deliver the energy output of the facilities as well as BESS capacity, resource adequacy, and renewable energy attributes. The PPAs, as amended, provide for the sale of energy based on a fixed price applied to actual production amounts. The PPAs also provide for BESS payments based on a fixed price applied to the monthly BESS contract capacity multiplied by an efficiency factor and availability adjustment as defined in the agreements. In addition, the Company qualifies for and utilizes the investment tax credit related to its solar PV and BESS assets. Under the terms of the PPAs, Daggett Solar Power 3 and Daggett Solar Power 2 have guaranteed certain performance output that if not achieved could result in the payment of shortfall amounts commencing with the commercial operation date, or COD. The Company incurred $310 thousand in damages related to the delay in COD of Daggett Solar Power 3, which Clearway Renew agreed to pay. Accordingly, the Company recorded a non-cash distribution to Clearway Renew in the consolidated statements of equity for the period from February 17, 2023 through December 31, 2023. See note 2(k) Revenue Recognition, for information on availability damages incurred in 2024. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 11

DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023

Offtaker	Effective date	COD date	PV capacity (MW)	BESS capacity (MW)	Term [(a)]
Daggett Solar Power 3:					
Marin Clean Energy	9/25/2020	8/25/2023	110	60	15 years
Clean Power Alliance of Southern California	10/2/2020	11/17/2023	123	61.5	15 years
Ava Community Energy Authority [(b)]	9/29/2021	9/5/2023	50	12.5	15 years
Exelon Generation Company, LLC	6/8/2021	7/14/2023	17	15	10 years
Pacific Gas and Electric Company [(c)]	12/10/2020	9/1/2023	—	—	15 years
			300	149	
Daggett Solar Power 2:					
Clean Power Alliance of Southern California	6/4/2021	12/8/2023	65	52	15 years
Exelon Generation Company, LLC	6/8/2021	12/1/2023	52	46	10 years
Southern California Public Power Authority	6/24/2022	12/12/2023	65	33	20 years
Pacific Gas and Electric Company [(d)]	12/10/2020	12/1/2023	—	—	15 years
			182	131	

(a) PPA term effective through 10th, 15th or 20th anniversary of COD date.

(b) Effective November 29, 2023, East Bay Community Energy Authority was renamed Ava Community Energy Authority.

(c) Represents a long-term resource adequacy agreement to sell 15 MW of resource adequacy at a fixed price.

(d) Represents a long-term resource adequacy agreement to sell 46 MW of resource adequacy at a fixed price.

(b) Balance of Plant Engineering, Procurement and Construction, or EPC, Agreement

Daggett Solar Power 3 is party to an amended and restated fixed-price EPC agreement with D.H. Blattner & Sons, Inc., or Blattner, for the engineering, construction, and commissioning of the Daggett Solar Power 3 Facility for $230.9 million, that was subject to price adjustments as defined in the agreement. During the period from February 17, 2023 through December 31, 2023, the Company incurred costs under this agreement of $6.1 million, all of which were capitalized and reflected in property, plant, and equipment, net on the Company’s consolidated balance sheets. Amounts due to Blattner of $135 thousand and $4.1 million, of which the Company received a $3.2 million credit, were included in accounts payable – trade as of December 31, 2024 and 2023, respectively.

12

(c) Equipment Supply Contracts and Maintenance Agreements Equipment Supply Contracts Clearway Renew was party to an Equipment Supply Agreement with JA Solar USA Inc., or JA Solar, for which the Company has the ability but not the obligation to purchase solar PV energy generating modules. Daggett Solar Power 3 entered into a First Amended and Restated Purchase Order supplementing the agreement between Clearway Renew and JA Solar by adjusting the price and schedule for delivery of the modules. During the period from February 17, 2023 through December 31, 2023, Daggett Solar Power 3 incurred costs related to modules of $15.4 million, all of which were capitalized and reflected in property, plant, and equipment, net on the Company’s consolidated balance sheets. Daggett Solar Power 3 and Daggett Solar Power 2 each were party to an Equipment Supply Contract with Wärtsilä North America, Inc., or Wärtsilä North America, for BESS equipment and services totaling $137.2 million and $126.9 million, respectively, that were subject to price adjustments as defined in the contracts. During the year ended December 31, 2024, the Company incurred costs under these agreements of $13.1 million, all of which were capitalized and reflected in property, plant, and equipment, net on the Company’s consolidated balance sheets. During the period from February 17, 2023 through December 31, 2023, the Company incurred costs under the agreement with respect to Daggett Solar Power 3 of $13.4 million, all of which were capitalized and reflected in property, plant, and equipment, net on the Company’s consolidated balance sheets. Daggett Solar Power 3 and Daggett Solar Power 2’s obligations have both been fulfilled under their respective agreements. Maintenance Agreements Daggett Solar Power 3 and Daggett Solar Power 2 each have also contracted with Wärtsilä North America to provide certain maintenance services for their BESS. The agreements have an initial term of ten years commencing on August 11, 2023 with respect to Daggett Solar Power 3 and October 3, 2023 with respect to Daggett Solar Power 2. Each agreement will automatically renew for additional five year periods unless terminated by either party as provided for in the agreement. The agreements provide for payment of annual fixed fees, warranty fees, and capacity management fees. Amounts due to Wärtsilä North America of $3.7 million and $2.0 million are included in accounts payable – trade as of December 31, 2024 and 2023, respectively. During the year ended December 31, 2024, the Company incurred costs under these agreements of $3.5 million, of which $3.2 million, representing annual fixed and warranty fees, is included in cost of operations in the consolidated statements of operations, and $372 thousand representing inventory, is included on the Company’s consolidated balance sheets. In addition, $1.9 million, representing prepaid annual fixed and warranty fees, is included in prepayments and other current assets on the Company’s consolidated balance sheets. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 13

During the period from February 17, 2023 through December 31, 2023, the Company incurred costs under the agreement with respect to Daggett Solar Power 3 of $2.0 million, of which $463 thousand, representing annual fixed and warranty fees, was included in cost of operations in the consolidated statements of operations, $916 thousand, representing capacity management fees, was capitalized and reflected in property, plant, and equipment, net and $648 thousand, representing prepaid annual fixed and warranty fees, was included in prepayments and other current assets on the Company’s consolidated balance sheets. (d) Limited Liability Company Agreement The Company is governed by an amended and restated limited liability company agreement, or LLCA, dated February 17, 2023, and amended February 13, 2024, but effective January 1, 2024 corresponding with the contribution of Daggett 2 TargetCo to the Company. The LLCA provides for allocations of income, taxable items and available cash to its members, which are 25% to Daggett Solar Investment LLC, the Class A Member, and 75% to HASI, the Class B Member, except that allocations of available cash are first utilized to pay back member loans, if any. In addition, subsequent to November 20, 2035, up to 90% of the Class A Member’s cash may be allocated to the Class B Member under the provisions of a related agreement, which provides a reallocation of cash in order to ensure that the Class B Member achieves its target return on investment. If the Class B Member achieves a return above a specified threshold, certain amounts may be allocated to Clearway Renew, through its ownership of the Class C membership interests. The LLCA was further amended on July 29, 2024, to define distribution date as the last business day of each January, April, July and October. In accordance with the provision of the LLCA, the Class A Member is the Manager, as defined, and conducts the activities of the Company on behalf of the members. The Manager has engaged Clearway Asset Services LLC to perform certain of its duties as Manager. All management services provided are at the direction of the Manager and the Manager retains its obligations with respect to its duties and responsibilities. See note 10, Related Party Transactions, for further detail. In addition, the LLCA establishes both a review committee, which is responsible for material decisions that protect the interests of both the Class A Member and Class B Member, and is comprised of two members appointed by each of the Class A Member and Class B Member, and an operations committee, which is responsible for advising the Company and the review committee with respect to the Company’s operations. (2) Summary of Significant Accounting Policies (a) Basis of Presentation and Principles of Consolidation The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The Accounting Standards Codification, or ASC, established by the Financial Accounting Standards Board, or FASB, is the source of authoritative U.S. GAAP to be applied by nongovernmental entities. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 14

The consolidated financial statements include the Company’s accounts and operations and those of its subsidiaries in which the Company has a controlling financial interest. All significant intercompany transactions and balances have been eliminated in the consolidated financial statements. The usual condition for a controlling financial interest is ownership of the majority of the voting interests of an entity. However, a controlling financial interest may also exist through arrangements that do not involve controlling voting interests. As such, the Company applies the guidance of ASC 810, Consolidations, to determine when an entity that is not controlled through its voting interests should be consolidated. (b) Restricted Cash The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows as of December 31, 2024 and 2023 (in thousands): 2024 2023 Cash $ 18,189 $ 3,641 Restricted cash 11,884 18,675 Cash and restricted cash shown in the consolidated statements of cash flows $ 30,073 $ 22,316 Restricted cash in 2024 consists of funds held in construction completion reserves by Daggett Solar Power 3 and Daggett Solar Power 2. Restricted cash in 2023 primarily consisted of funds held in construction completion reserves with respect to Daggett Solar Power 3. (c) Accounts Receivable – Trade Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The majority of the Company’s customers typically receive invoices monthly with payment due within 30 days. There was no allowance for credit losses as of December 31, 2024 and 2023. (d) Inventory Inventory consists of spare parts and is valued at weighted average cost, unless evidence indicates that the weighted average cost will not be recovered with a normal profit in the ordinary course of business. Spare parts inventory is removed when used for repairs, maintenance, or capital projects. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 15

(e) Property, Plant, and Equipment Property, plant, and equipment are stated at cost; however, impairment adjustments are recorded whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Significant additions or improvements extending asset lives are capitalized as incurred, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Certain assets and their related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in cost of operations in the consolidated statements of operations. See note 5, Property, Plant, and Equipment, for additional information. Interest incurred on funds borrowed to finance capital projects is capitalized until the project under construction is ready for its intended use. The amount of interest capitalized for the year ended December 31, 2024 and the period from February 17, 2023 through December 31, 2023 was zero and $17.8 million, respectively, which includes amortized debt issuance costs of zero and $547 thousand, respectively. (f) Asset Impairments Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate their carrying amounts may not be recoverable. Such reviews are performed in accordance with ASC 360, Property, Plant, and Equipment. An impairment loss is indicated if the total future estimated undiscounted cash flows expected from an asset are less than its carrying amount. An impairment charge is measured as the excess of an asset’s carrying amount over its fair value with the difference recorded in operating costs and expenses in the consolidated statements of operations. Fair values are determined by a variety of valuation methods, including third-party appraisals, sales prices of similar assets, and present value techniques. There were no indicators of impairment loss as of December 31, 2024 and 2023. (g) Debt Issuance Costs Debt issuance costs consist of legal fees and closing costs incurred by the Company in obtaining its financing. These costs are capitalized and amortized to interest expense on a basis which approximates the effective interest method over the term of the financing obligation and are presented on the consolidated balance sheets as a direct deduction from the carrying amount of the related debt. Prior to reaching COD, these amortized amounts were included in the calculation of capitalized interest. Amortization expense, included in interest expense in the consolidated statements of operations, was $981 thousand and $216 thousand for the year ended December 31, 2024 and the period from February 17, 2023 through December 31, 2023, respectively. In addition, Daggett Solar Power 3 recorded a $2.7 million loss on extinguishment of debt associated with writing off a portion of the debt issuance costs for the period from February 17, 2023 through December 31, 2023. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 16

(h) Intangible Assets Intangible assets represent the fair value of software licenses acquired. The Company recognizes specifically identifiable intangible assets when specific rights and contracts are acquired. The assets are amortized on a straight-line basis over the estimated useful life of the software or seven years. See note 6, Intangible Assets, for additional information. (i) Leases The Company accounts for leases under ASC 842, Leases, or ASC 842. ASC 842 requires the establishment of a lease liability and related right-of-use asset for all leases with a term longer than 12 months. The Company evaluates each arrangement at inception to determine if it contains a lease. The Company has elected to apply the practical expedient to not separate lease and non-lease components of the leases. The Company records its operating lease liabilities at the present value of the lease payments over the lease term at lease commencement date. Lease payments include fixed payment amounts. The Company determines the relevant lease term by evaluating whether renewal and termination options are reasonably certain to be exercised. The Company uses its incremental borrowing rate to calculate the present value of the lease payments, based on information available at the lease commencement date. All of the Company’s leases are operating leases. See note 2(k), Revenue Recognition, below and note 11, Leases, for information on the Company’s leases. (j) Income Taxes The Company is classified as a partnership for federal and state income tax purposes. Therefore, federal and state income taxes are assessed at the partner level. Accordingly, no provision has been made for federal or state income taxes in the accompanying consolidated financial statements. The Company has determined that, based on a more-likely-than not evaluation of the tax positions taken, there are no material uncertain tax positions to be recognized as of December 31, 2024 and 2023 by the Company. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 17

(k) Revenue Recognition Power Purchase Agreements The Company sells power and BESS capacity to offtakers under PPAs as described in note 1(a), Power Purchase Agreements and Long-Term Resource Adequacy Agreements. The PPAs with respect to power sales are derivative financial instruments that qualify for the normal purchase normal sale exception and as such, are accounted for under the revenue recognition guidance in ASC 606, Revenue from Contracts with Customers, or ASC 606, and revenue is recognized when the underlying power is delivered. Revenue from the sale of bundled RECs under the PPAs is recognized when the related energy is generated and simultaneously delivered to the market, even in cases where there is a certification lag as it has been deemed to be perfunctory as this is the point in time in which the performance obligation is satisfied and control of the REC is transferred to the customer. In such cases, it is unnecessary to allocate transaction price to multiple performance obligations. Lease Revenue The Company accounts for the BESS component recognized under the PPAs as operating leases in accordance with ASC 842. The BESS component includes variable payments not based on an index or rate and sales-type lease treatment would result in a loss at lease commencement. ASC 842 requires the minimum lease payments received to be amortized over the term of the lease and contingent rentals are recorded when the achievement of the contingency becomes probable. Judgment is required by management in determining the economic life of each BESS component, in evaluating whether certain lease provisions constitute minimum payments or represent contingent rent and other factors in determining whether a contract contains a lease and whether the lease is an operating lease or finance lease. The BESS component of the PPAs has fixed capacity payments treated as minimum lease payments and variable amounts recorded as contingent rent on an actual basis when electricity is delivered. The Company recognizes the fixed capacity payments over the term of the PPAs. See note 11, Leases, for information on minimum future lease payments. The contingent lease revenue recognized for the year ended December 31, 2024 and the period from February 17, 2023 through December 31, 2023 was zero and $72 thousand, respectively. Under the terms of its PPAs with offtakers, the Company incurred $2.0 million in BESS availability penalties and other charges, which was recorded as a reduction to operating revenues in the consolidated statements of operations for the year ended December 31, 2024. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 18

Unbundled Renewable Energy Credits, or RECs, Revenue The Company’s PPAs with Exelon Generation Company, LLC provide for the sale of RECs separately. RECs are sold at a fixed price per MWh as defined in the agreements. The REC agreements are derivative financial instruments that qualify for the normal purchase normal sale exception and as such, the REC agreements are accounted for under the revenue recognition guidance in ASC 606. REC revenue is recognized when the related energy is generated and simultaneously delivered to the market, even in cases where there is a certification lag as it has been deemed to be perfunctory, as this is the point in time in which the performance obligation is satisfied and control of the REC is transferred to the customer. Capacity Revenue The Company’s PPAs with Pacific Gas and Electric Company provide for the sale of resource adequacy sold at a fixed price as defined in the agreements. On May 22, 2024, the Company contracted with NRG Business Marketing LLC to sell resource adequacy of 3.35 MW with respect to Daggett Solar Power 3 and 10.2 MW with respect to Daggett Solar Power 2 at a fixed price from August 1, 2024 through December 31, 2024. In addition, on November 13, 2024, the Company contracted with Southern California Edison Company to sell resource adequacy of 17 MW with respect to Daggett Solar Power 3 and 52 MW with respect to Daggett Solar Power 2 at various prices depending on the calendar month from January 1, 2025 through December 31, 2025. The Company accounts for revenue recognized under its resource adequacy agreements in accordance with ASC 606. Disaggregated Revenues The following table represents the Company’s disaggregation of revenue from contracts with customers for the year ended December 31, 2024 and the period from February 17, 2023 through December 31, 2023 (in thousands): 2024 2023 Energy revenues $ 40,604 $ 10,290 Capacity revenues 21,451 2,699 REC revenues 2,199 216 Other revenues 702 — Total operating revenues 64,956 13,205 Less: Lease revenue (17,695) (2,577) Total revenue from contracts with customers $ 47,261 $ 10,628 DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 19

Contract Balances The following table reflects the contract assets in the Company’s consolidated balance sheets as of December 31, 2024 and 2023 (in thousands): 2024 2023 Accounts receivable – contracts with customers $ 1,999 $ 3,954 Accounts receivable – leases 2,366 1,791 Accounts receivable – other 328 92 Total accounts receivable – trade $ 4,693 $ 5,837 (l) Derivative Financial Instruments The Company accounts for derivative financial instruments in accordance with ASC 815, Derivatives and Hedging, which requires the Company to recognize all derivative instruments on the balance sheet as either assets or liabilities and to measure them at fair value each reporting period unless they qualify for a normal purchase normal sale exception. The Company uses interest rate swaps to manage its interest rate exposure on long-term debt, which are not designated as cash flow hedges. Changes in the fair value of non-hedge derivatives are immediately recognized in earnings. Cash flows from derivatives not designated as cash flow hedges are classified as operating activities in the consolidated statements of cash flows. See note 4, Accounting for Derivative Instruments and Hedging Activities, for more information. (m) Risks and Uncertainties Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of accounts receivable – trade and derivative financial instruments. Accounts receivable are concentrated with utility companies and electricity providers. The concentration of sales to a small group of customers may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry, or other conditions. However, the Company believes that the credit risk posed by such concentrations is offset by the diversification and creditworthiness of its customer base. The Company is also exposed to credit losses in the event of noncompliance by counterparties to its derivative financial instruments. Risks associated with the Company’s operations include the performance of the facilities below expected levels of efficiency, output and storage capacity, shutdowns due to the breakdown or failure of equipment, which could be further impacted by the inability to obtain replacement parts, or catastrophic events such as extreme weather, fires, earthquakes, floods, explosions, pandemics, supply chain disruptions, hostile cyber intrusions, or other similar occurrences affecting a power generation and BESS facility or its energy purchasers. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 20

(n) Fair Value Measurements The Company accounts for the fair value of financial instruments in accordance with ASC 820, Fair Value Measurement, or ASC 820. The Company does not hold or issue financial instruments for trading purposes. ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows: • Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date. • Level 2 – Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. • Level 3 – Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date. In accordance with ASC 820, the Company determines the level in the fair value hierarchy within which each fair value measurement in its entirety falls, based on the lowest level input that is significant to the fair value measurement in its entirety. For cash, restricted cash, accounts receivable – trade, accounts receivable – affiliate, accounts payable – trade, accounts payable – affiliate, and accrued and other current liabilities, the carrying amounts approximate fair value because of the short-term maturity of those instruments and are classified as Level 1 within the fair value hierarchy. The carrying amounts and estimated fair values of the Company’s recorded financial instruments not carried at fair market value or that do not approximate fair value as of December 31, 2024 and 2023 are as follows (in thousands): 2024 2023 Carrying Amount Fair Value Carrying Amount Fair Value Long-term debt (a) $ 371,654 $ 379,445 $ 217,088 $ 214,235 (a) Excludes net debt issuance costs, as shown in note 7, Long-Term Debt. The fair value of long-term debt is based on expected future cash flows discounted at current interest rates for similar instruments with equivalent credit quality and is classified as Level 3 within the fair value hierarchy. As of December 31, 2024, the fair value is higher than the carrying amount due to lower current interest rates used for discounting future cash flows compared to the stated aggregate interest rates on the outstanding debt. As of December 31, 2023, the fair value is less than the carrying amount due to higher current interest rates used for discounting future cash flows compared to the stated aggregate interest rates on the outstanding debt. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 21

Derivative instruments, consisting of interest rate swaps, are recorded at fair value on the Company’s consolidated balance sheets on a recurring basis and are classified as Level 2 within the fair value hierarchy as the fair value is determined using an income approach, which uses readily observable inputs, such as forward interest rates and contractual terms to estimate fair value. The fair value of each contract is discounted using a risk-free interest rate. In addition, the Company applies a credit reserve to reflect credit risk, which for interest rate swaps is calculated using the bilateral method based on published default probabilities. The credit reserve is added to the discounted fair value to reflect the exit price that a market participant would be willing to receive to assume the Company’s liabilities or that a market participant would be willing to pay for the Company’s assets. As of December 31, 2024, the non-performance reserve was a $857 thousand loss recorded to interest expense in the consolidated statements of operations. For further discussion of interest rate swaps, see note 4, Accounting for Derivative Instruments and Hedging Activities. (o) Commitments and Contingencies In the normal course of business, the Company is subject to various claims and litigation. Management of the Company expects that these various litigation items will not have a material adverse effect on the results of operations, cash flows, or financial position of the Company. (p) Asset Retirement Obligations The Company accounts for its asset retirement obligations, or AROs, in accordance with ASC 410-20, Asset Retirement Obligations, or ASC 410-20. Retirement obligations associated with long-lived assets included within the scope of ASC 410-20 are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing and/or method of settlement may be conditional on a future event. ASC 410-20 requires an entity to recognize the fair value of a liability for an ARO in the period in which it is incurred and a reasonable estimate of fair value can be made. Upon initial recognition of a liability for an ARO, other than when an ARO is assumed in an acquisition of the related long-lived asset, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its future value, while the capitalized cost is depreciated over the useful life of the related asset. See note 8, Asset Retirement Obligations, for further information. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 22

(q) Tax Equity Arrangements Certain portions of the Company’s noncontrolling interests in subsidiaries represent third-party interests in the net assets under certain tax equity arrangements, which are consolidated by the Company. The Company has determined that the provisions in the contractual agreements of these structures represent substantive profit sharing arrangements. Further, the Company has determined that the appropriate methodology for calculating the noncontrolling interest that reflects the substantive profit sharing arrangements is a balance sheet approach utilizing the hypothetical liquidation at book value, or HLBV, method. Under the HLBV method, the amounts reported as noncontrolling interests represent the amounts the Class A Member would hypothetically receive at each balance sheet date under the liquidation provisions of the contractual agreements, assuming the net assets of the funding structures were liquidated at their recorded amounts determined in accordance with U.S. GAAP. The Class A Member’s interests in the results of operations of the funding structure are determined as the difference in noncontrolling interests at the start and end of each reporting period, after taking into account any capital transactions between the structure and its investors. The calculations utilized to apply the HLBV method include estimated calculations of taxable income or losses for each reporting period. (r) Comprehensive Loss The Company’s total comprehensive loss is equal to net loss for the year ended December 31, 2024 and the period from February 17, 2023 through December 31, 2023. (s) Use of Estimates The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 23

(3) Acquisition On February 17, 2023, the Company, through its subsidiary, Daggett TE Holdco, acquired Daggett 3 Project Sub LLC, the holding company for Daggett Solar Power 3, from Daggett Project Holdco LLC, pursuant to a Membership Interest Purchase Agreement, dated November 24, 2021 and amended April 6, 2022, in connection with the acquisition of the Class A membership interests of Daggett TargetCo by Daggett Solar Investment LLC and the Class B membership interests of Daggett TargetCo by HASI from Clearway Renew, as described in note 1, Nature of Business. Daggett TE Holdco’s purchase price was paid to Clearway Renew with amounts contributed by Daggett Solar Investment LLC and HASI. In September 2024, the Company distributed $5.9 million to HASI for purchase price adjustments related to the acquisition of Daggett Solar Power 3 and Daggett Solar Power 2, funded through contributions by Clearway Renew. On February 17, 2023, $62.4 million was placed into a restricted cash account designated for payment of the tax equity bridge loan as described in note 1, Nature of Business, as well as $75.6 million of net proceeds from the acquisition of Daggett TargetCo, which were contributed back to the Company from Clearway Energy Group and were utilized to repay the cash equity bridge loan, along with related fees, as further described in note 7, Long-Term Debt. The acquisition was determined to be an asset acquisition, and the Company consolidates Daggett Solar Power 3 on a prospective basis in its consolidated financial statements. The assets and liabilities transferred to the Company relate to interests under common control by Clearway Energy Group and were recorded at historical cost in accordance with ASC 805-50, Business Combinations - Related Issues. The historical cost of the Company’s net assets acquired of $14.2 million was recorded as an adjustment to contributed capital on the Company’s consolidated statements of equity. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 24

The following is a summary of assets and liabilities transferred in connection with the acquisition as of February 17, 2023 (in thousands): Assets: Current assets $ 3,776 Property, plant, and equipment, net 533,855 Right-of-use assets, net 31,250 Derivative instruments 26,744 Total assets acquired 595,625 Liabilities: Long-term debt (a) 480,311 Lease liabilities 33,102 Other current and non-current liabilities (b) 67,993 Total liabilities assumed 581,406 Net assets acquired $ 14,219 (a) Includes a $181.0 million construction loan, $75.4 million cash equity bridge loan and a $228.5 million tax equity bridge loan, offset by $4.5 million in unamortized debt issuance costs. See note 7, Long-Term Debt, for further discussion of the long-term debt assumed in the acquisition. (b) Includes $31.9 million of construction costs that were subsequently funded by a subsidiary of Clearway Renew. Subsequent to the acquisition date, a subsidiary of Clearway Renew funded an additional $21.9 million in construction costs. The combined $53.8 million funded by a subsidiary of Clearway Renew was repaid to a subsidiary of Clearway Renew in October 2023. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 25

(4) Accounting for Derivative Instruments and Hedging Activities (a) Interest Rate Swaps In accordance with the financing agreements, as described in note 6, Long-Term Debt, the Company has a series of outstanding amortizing interest rate swap agreements for 86% of the outstanding term loan amounts, intended to hedge the risks associated with floating interest rates. Daggett Class B and Daggett 2 Class B pay its counterparties the equivalent of a fixed interest payment on a predetermined notional amount, and quarterly, the subsidiary receives the equivalent of a floating interest payment based on Daily Simple Secured Overnight Financing Rate, or Daily Simple SOFR, calculated on the same notional amount. The notional amount of the interest rate swaps decrease in proportion to the principal balance of the loans. Daggett Class B interest rate swaps have a fixed rate of 1.8670% to 1.9030%, effective September 30, 2024, and mature on September 30, 2043, subject to mandatory early termination dates of September 29-30, 2028. Prior to September 30, 2024, the interest rate swap agreements entitled Daggett Class B to receive a floating rate based on Term Secured Overnight Financing Rate, or Term SOFR, and pay a fixed rate of 1.9080%. Daggett 2 Class B interest rate swaps have a fixed rate of 2.1701% to 2.2121%, effective March 29, 2024, and mature on March 31, 2043, subject to mandatory early termination dates of December 29-31, 2028. Prior to March 29, 2024, the interest rate swap agreements entitled Daggett 2 Class B to receive a floating rate based on Term SOFR and pay a fixed rate of 2.2171%. (b) Volumetric Underlying Derivative Transactions The following table summarizes the net notional volume of the Company’s open interest rate swaps as of December 31, 2024 and 2023: Total Volume (In thousands) 2024 2023 Commodity Units Interest Dollars $ 320,994 $ 186,118 DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 26

(c) Fair Value of Derivative Transactions The following table summarizes the Company’s derivative assets on the consolidated balance sheets as of December 31, 2024 and 2023 (in thousands): 2024 2023 Derivatives not designated as cash flow hedges: Interest rate contracts current $ 6,568 $ 5,047 Interest rate contracts long-term 53,899 23,060 Total derivative assets $ 60,467 $ 28,107 (d) Impact of Derivative Instruments on the Consolidated Statements of Operations Mark-to-market gains and losses related to the Company’s derivatives are recorded to interest expense. For the year ended December 31, 2024 and the period from February 17, 2023 through December 31, 2023, the impact to the consolidated statements of operations were gains of $15.9 million and $1.4 million, respectively. (5) Property, Plant, and Equipment The Company’s major classes of property, plant, and equipment as of December 31, 2024 and 2023 consists of (in thousands): 2024 2023 Depreciable lives Plant equipment $ 931,516 $ 592,827 5 - 30 years Buildings 3,293 — 15 - 27 years Land improvements 41,636 — 20 - 25 years Transmission assets 20,906 — 27 years Construction in progress 1,743 916 — Total property, plant, and equipment 999,094 593,743 Less accumulated depreciation (52,612) (6,118) Net property, plant, and equipment $ 946,482 $ 587,625 DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 27

(6) Intangible Assets As of December 31, 2024, the intangible assets subject to amortization consist of the following (in thousands): 2024 Software licenses $ 360 Less accumulated amortization (53) Net intangible assets $ 307 Aggregate amortization expense was $53 thousand for the year ended December 31, 2024, which was recorded to depreciation, amortization and accretion in the consolidated statements of operations. There was no amortization expense recorded for the the period from February 17, 2023 through December 31, 2023. Estimated amortization expense for each of the next five years is $51 thousand. (7) Long-Term Debt The Company’s long-term debt consisted of the following as of December 31, 2024 and 2023 (in thousands, except rates): Maturity Date(s) 2024 2023 Interest rate % (a) Letters of Credit Outstanding at December 31, 2024 Non-recourse debt: Daggett Class B LLC December 2028 $ 216,692 $ 217,088 S + 1.762 $ 43,733 Daggett 2 Class B LLC December 2028 154,962 — S + 1.762 31,917 Total long-term debt (including current maturities) $ 371,654 $ 217,088 Less current maturities (1,656) (396) Less debt issuance costs, net (4,073) (2,494) Long-term debt $ 365,925 $ 214,198 (a) As of December 31, 2024, S + equals Daily Simple SOFR plus 1.762%. The indebtedness referenced in the aforementioned table is secured by the Company’s subsidiaries interests in the facilities. In addition, each of these financing arrangements listed above contain certain covenants, including financial covenants that the Company is required to be in compliance with during the term of the respective arrangement. As of December 31, 2024, the Company was in compliance with all of the required covenants. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 28

DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023

Daggett Class B LLC

Daggett Class B and Daggett Solar Power 3, as co-borrowers, executed a borrowing arrangement with a consortium of banking institutions, or the Daggett 3 Financing Agreement, as amended, for the construction financing of assets. On February 17, 2023, as part of the acquisition of Daggett Solar Power 3, as further described in note 3, *Acquisition*, the Company assumed the Financing Agreement which included a $181.0 million construction loan, a $228.5 million tax equity bridge loan, and a $75.4 million cash equity bridge loan, offset by $4.5 million in unamortized debt issuance costs. The cash equity bridge loan was repaid at acquisition date, along with $8.1 million in associated fees, utilizing the proceeds contributed to the Company from the acquisition of Daggett Solar Power 3's indirect parent, Daggett TargetCo, by Daggett Solar Investment LLC and the cash equity investor. On December 1, 2023, when the Daggett Solar Power 3 Facility reached substantial completion, the tax equity investor contributed an additional $252.5 million, which was utilized, along with the $68.5 million in escrow, to repay the $228.5 million tax equity bridge loan, to fund $40.4 million in completion reserves, and to pay $7.5 million in associated fees, with the remaining $44.6 million distributed to Clearway Energy Group. Subsequent to the acquisition on February 17, 2023, the Company borrowed an additional $36.1 million in construction loans and the total outstanding construction loans were converted to a term loan in the amount of $217.1 million on December 1, 2023.

Daggett 2 Class B LLC

Daggett 2 Class B and Daggett Solar Power 2, as co-borrowers, executed a borrowing arrangement with a consortium of banking institutions, or the Daggett 2 Financing Agreement, as amended, for the construction financing of assets. Effective January 1, 2024, as part of the transfer of the ownership interest in Daggett 2 TargetCo to the Company as further described in note 1, *Daggett Solar Power 2*, the Company assumed the Daggett 2 Financing Agreement which included a $156.1 million term loan, offset by $2.2 million in unamortized debt issuance costs.

Annual Maturities

Annual payments based on the maturities of the Company's debt as of December 31, 2024 are summarized as follows (in thousands):

Year ending December 31:		
2025	$	1,656
2026		1,615
2027		1,472
2028		366,911
	$	371,654

29

Interest Rate Swaps The Company’s subsidiaries entered into interest rate swap agreements to hedge the majority of the variable interest rate exposure associated with floating rate debt. For further details regarding the interest rate swap agreements, see Note 4, Accounting for Derivative Instruments and Hedging Activities. (8) Asset Retirement Obligations The Company’s AROs are the estimated cost to remove the above ground solar and BESS equipment and restore the site to conditions similar to the surrounding parcels. The following table represents the balance of the AROs, along with the related activity for the year ended December 31, 2024 and the period from February 17, 2023 through December 31, 2023 (in thousands): Balance as of February 17, 2023 $ — Acquired liabilities 3,989 Revisions in estimated cash flows (14) Accretion expense 292 Balance as of December 31, 2023 4,267 Liabilities acquired from Daggett Power Solar 2 12,527 Revisions in estimated cash flows (77) Accretion expense 1,026 Balance as of December 31, 2024 $ 17,743 (9) Variable Interest Entities, or VIEs The Company has a controlling financial interest in certain entities which have been identified as VIEs under ASC 810, Consolidations. These arrangements are related to tax equity arrangements entered into with third parties in order to monetize certain tax credits associated with the solar and BESS facilities. Under the Company’s arrangements that have been identified as VIEs, the third-party investors are allocated earnings, tax attributes, and distributable cash in accordance with the respective limited liability company agreements. Many of these arrangements also provide a mechanism to facilitate achievement of the investor’s specified return by providing incremental cash distributions to the investor at a specified date if the specified return has not yet been achieved. The Company indirectly holds the Class B membership interests in tax equity funds, which include Daggett TE Holdco and Daggett 2 TE Holdco. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 30

Daggett TE Holdco Daggett TargetCo LLC, or Daggett TargetCo, is a wholly owned subsidiary of the Company. Daggett TargetCo consolidates as primary beneficiary and through its ownership of the Class B membership interests, Daggett TE Holdco, a tax equity fund which is a VIE, that indirectly owns Daggett Solar Power 3. The Class A membership interests in Daggett TE Holdco are held by a tax equity investor, JPM Capital, and are reflected as noncontrolling interest on the Company’s consolidated balance sheets. Daggett 2 TE Holdco As described in note 1, Daggett Solar Power 2, on January 1, 2024, the Company was transferred the ownership interest in Daggett 2 TargetCo. Daggett 2 TargetCo consolidates as primary beneficiary and through its ownership of the Class B membership interests, Daggett 2 TE Holdco, a tax equity fund which is a VIE, that indirectly owns Daggett Solar Power 2. The Class A membership interests in Daggett 2 TE Holdco are held by a tax equity investor, BofA, and are reflected as noncontrolling interest on the Company’s consolidated balance sheets. Summarized financial information for the Company’s consolidated VIEs consisted of the following as of December 31, 2024 (in thousands): Daggett TE Holdco Daggett 2 TE Holdco Other current and non-current assets $ 47,263 $ 37,496 Property, plant, and equipment, net 561,525 384,957 Total assets 608,788 422,453 Current liabilities 3,314 2,578 Non-current liabilities 38,360 36,163 Total liabilities 41,674 38,741 Net assets $ 567,114 $ 383,712 Summarized financial information for the Company’s consolidated VIEs consisted of the following as of December 31, 2023 (in thousands): Daggett TE Holdco Other current and non-current assets $ 58,805 Property, plant, and equipment, net 587,625 Total assets 646,430 Current liabilities 9,576 Non-current liabilities 37,792 Total liabilities 47,368 Net assets $ 599,062 DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 31

.(10) Related Party Transactions The Company has the following related party transactions and relationships in addition to the lease agreements described in note 11, Leases. Amounts due to Clearway Energy Group subsidiaries are recorded as accounts payable – affiliate and amounts due to the Company from Clearway Energy Group subsidiaries are recorded as accounts receivable – affiliate on the Company’s consolidated balance sheets. These account balances are netted by affiliate party. Daggett Renewable Holdco and Daggett 2 TargetCo each have a Management Services Agreement for asset management and administration services with Clearway Asset Services LLC, a subsidiary of Clearway Energy Group. The agreements have an initial term of ten years commencing on December 1, 2023 with respect to Daggett Renewable Holdco and December 22, 2023 with respect to Daggett 2 TargetCo with provisions for extension until terminated. The agreements provide for the payment of fixed fees that escalate annually, as defined in the agreements, and for the reimbursement of reasonable expenses incurred in connection with its services. For the year ended December 31, 2024, the Company incurred costs of $94 thousand under these agreements. These costs are included in cost of operations in the consolidated statements of operations. No costs were incurred under the agreement with respect to Daggett Renewable Holdco for the period from February 17, 2023 through December 31, 2023. Daggett Solar Power 3 had a Construction Management Agreement with Renewables Construction LLC, or Renewables Construction, a subsidiary of Clearway Renew, effective October 28, 2021 through the three months following the commercial operations date. Under the terms of the agreement, Renewables Construction provided certain construction management and administrative services for the Daggett Solar Power 3 Facility. As full compensation for the services provided, Renewables Construction was paid a service fee of $40.0 million. The service fee was payable on or before the commercial operation capital contribution date. As of December 31, 2023, $40.0 million of costs have been incurred under this agreement, $4.0 million of which were previously capitalized and are reflected in property, plant, and equipment, net on the Company’s consolidated balance sheets and $36.0 million of costs represented a development margin and was recorded as a distribution to Clearway Renew included in contributed capital in the consolidated statements of equity. Daggett Solar Power 3’s obligations have been fulfilled under this agreement. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 32

Daggett Solar Power 3 and Daggett Solar Power 2 each have an Operation and Maintenance Agreement, or O&M Agreement, with Clearway Renewable Operation & Maintenance LLC, or RENOM, a subsidiary of Clearway Energy Group, to provide operation and maintenance services for the balance of the plant not covered by the maintenance agreement with Wärtsilä North America. The O&M Agreements have an initial term of ten years commencing on May 28, 2021 with respect to Daggett Solar Power 3 and July 15, 2022 with respect to Daggett Solar Power 2. Each agreement will automatically renew for additional five year periods unless terminated by either party as provided for in the O&M Agreements. The O&M Agreements allow for reimbursement of mobilization expenses, start-up expenses, and direct operating and capital improvement expenses, including a five percent markup. Additionally, there is an annual profit fee subject to performance factors with an annual escalation of 2.25%. For the year ended December 31, 2024, the Company incurred costs of $2.1 million, which are included in cost of operations in the consolidated statements of operations. On July 5, 2024, RENOM entered into a reimbursement agreement with Daggett Solar Power 3 and Daggett Solar Power 2, whereby RENOM agreed to reimburse a total of $1.6 million, but under no obligation to do so, for costs incurred by the facilities under certain offtaker agreements. This reimbursement is included as a reduction to the costs described above, and is included in cost of operations in the consolidated statements of operations. For the period from February 17, 2023 through December 31, 2023, the Company incurred costs of $858 thousand under the agreement with respect to Daggett Solar Power 3, of which $94 thousand of these costs are included in cost of operations in the consolidated statements of operations and $764 thousand was capitalized and reflected in property, plant, and equipment, net on the Company’s consolidated balance sheets. Clearway Asset Services LLC provides administrative services to Daggett Solar Power 3 and Daggett Solar Power 2 pursuant to Project Administrative Agreements, or PAAs. The PAAs have an initial term of ten years commencing on October 28, 2021 with respect to Daggett Solar Power 3 and July 15, 2022 with respect to Daggett Solar Power 2. The PAAs will automatically renew in one-year increments unless either party delivers written notice of termination to the other party no later than 180 days prior to the expiration of the initial term or applicable renewal term. The PAAs provide for the payment of fixed fees per annum with an annual escalation of 2.25%, and reimburses Clearway Asset Services LLC for reasonable expenses incurred in connection with its services. For the year ended December 31, 2024, the Company incurred costs of $499 thousand under these agreements. For the period from February 17, 2023 through December 31, 2023, the Company incurred costs of $325 thousand under the agreement with respect to Daggett Solar Power 3. These costs are included in cost of operations in the consolidated statements of operations. (11) Leases Lessee - Related Party The Company has a solar facility ground lease agreement with Daggett Land Holdings LLC, a subsidiary of Clearway Renew, which grants Daggett Solar Power 3 exclusive easement rights to use the land on which the solar power facilities are located. The Company is obligated to pay fixed fee rent payments as defined in the agreement through December 18, 2062. The Company has a lease liability of $33.5 million and a corresponding right-of-use asset, net of $30.0 million related to the lease as of December 31, 2024. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 33

The Company has a solar facility ground lease agreement with Daggett Land Holdings 2 LLC, a subsidiary of Clearway Renew, which grants Daggett Solar Power 2 exclusive easement rights to use the land on which the solar power facilities are located. The Company is obligated to pay fixed fee rent payments as defined in the agreement through June 30, 2058. The Company has a lease liability of $23.0 million and a corresponding right-of-use asset, net of $22.0 million related to the lease as of December 31, 2024. Lease expense for the year ended December 31, 2024 and the period from February 17, 2023 through December 31, 2023 was $3.8 million and $2.3 million, respectively. These costs are included in cost of operations in the consolidated statements of operations. Operating lease information as of December 31, 2024 and 2023 was as follows (in thousands, except term and rate): 2024 2023 Right-of-use assets - operating leases, net (a) $ 51,994 $ 30,661 Short-term lease liability - operating leases $ (231) $ (298) Long-term lease liability - operating leases 56,781 33,525 Total lease liabilities (a) $ 56,550 $ 33,227 Weighted average remaining lease term 36 years 39 years Weighted average discount rate 5.18% 5.69% (a) There were increases in 2024 in right-of-use assets and total lease liabilities primarily due to the transfer of Daggett Solar Power 2. See note 1, Nature of Business, for further information. Year ended December 31, February17, through December 31, 2024 2023 Cash paid for operating leases $ 2,590 $ 1,609 DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 34

DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023

Minimum future rental payments of operating lease liabilities as of December 31, 2024 are as follows (in thousands):

2025	$	2,622
2026		2,665
2027		2,714
2028		2,767
2029		2,821
Thereafter		131,689
Total lease payments		145,278
Less imputed interest		(88,728)
Total lease liability - operating leases	$	56,550

Lessor

Revenues derived from the BESS component of the Company's PPAs are accounted for as operating leases. The terms of the PPAs are further discussed in note 1(a), *Power Purchase Agreements and Long-Term Resource Adequacy Agreements* and note 2(k), *Revenue Recognition*. Minimum future rent payments the Company expects to receive for the remaining periods related to operating leases as of December 31, 2024 are as follows (in thousands):

2025	$	20,405
2026		20,405
2027		20,405
2028		20,405
2029		20,405
Thereafter		182,907
Total lease payments	$	284,932

Property, plant, and equipment, net related to the Company's operating leases were estimated as follows for December 31, 2024 and 2023 (in thousands):

		2024		2023
Property, plant, and equipment	$	325,973	$	163,459
Accumulated depreciation		(22,329)		(2,130)
Net property, plant, and equipment	$	303,644	$	161,329

35

(12) Subsequent Events The Company has evaluated subsequent events from the balance sheet date through March 21, 2025, the date at which the consolidated financial statements were available to be issued, and determined that there are no additional items to disclose. DAGGETT RENEWABLE HOLDCO LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2024 and 2023 36